Exhibit 16.1

May 21, 2014

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 20549

Re: Adeptus Health Inc.

Dear Sir or Madam:

We have read the section entitled Change in Independent Registered Public Accounting Firm of the Form S-1 dated May 21, 2014, of Adeptus Health Inc. and subsidiaries and agree with the statements concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Grant Thornton LLP